                                    Exhibit 99.1

MEDIA CONTACT:
Bob Meldrum
bob.meldrum@twtelecom.com
303.566.1354 – office
303.324.9588 – mobile

tw telecom Promotes John Blount to President

-- 25 years in industry including 18 years at tw telecom–

-- Led Company to Market Leadership in Delivering Enterprise Solutions for Ethernet and Other Transformative Solutions

LITTLETON, Colo. -- January 27, 2014 -- tw telecom inc. (NASDAQ: TWTC), a leading provider of managed services, including Business Ethernet, converged and IP VPN solutions throughout the U.S. and globally, today announced that Mr. John T. Blount has been promoted to President and Chief Operating Officer of the Company, effective immediately.
“We are extremely pleased to name John as our new President and look forward to his continued leadership as we enter 2014 and beyond,” said Ms. Larissa Herda, tw telecom Chairman and Chief Executive Officer. “John has guided the Company’s operations since 2005 as our Chief Operating Officer, during which time we have produced consistently strong performance. With 25 years of industry experience and his intimate knowledge of tw telecom’s customers, employees and operating environment, John is recognized for his leadership in product innovation, expanding our fiber footprint and creating a customer experience that is admired within our industry."
Mr. Blount was appointed tw telecom’s COO in June 2005 and is responsible for sales, operations and technology including the Company’s recently announced accelerated market expansion and the launch of its Intelligent Network capabilities that enables customers to automatically manage bandwidth capacity and application performance from our state-of-the-art customer portal. Previously, he was Executive Vice President of Field Operations, where he was responsible for significant enterprise growth, and the Company's Senior Vice President – Sales. Prior to that Mr. Blount was the Company’s Regional Vice President for the Midwest and Southwest Regions and Vice President and General Manager for the company’s Milwaukee sales, service and operations office.
"I am proud of what tw telecom has accomplished, and I am fortunate to work with an executive team and employees who are committed to serving customers and creating long-term shareholder value,” Mr. Blount said. “I am honored to be recognized by Larissa and our Board with this position, and I remain focused on investing in our business to drive growth and profitability. I am excited about our opportunities to revolutionize and transform the industry with the development of our Constellation Platformsm and our leading position in the enterprise market that enable us to develop and deliver faster, better and easier solutions so customers can more efficiently achieve their business objectives.”
 tw telecom is the leading competitive network services provider of Business Ethernet services in the U.S., according industry analyst firm Vertical Systems Group; and one of the top three leading Ethernet providers overall. tw telecom delivers secure, scalable and predictable network connections to enterprises, large organizations, carriers and government entities throughout the U.S. tw telecom’s Business Ethernet is the foundation to deliver customers faster, better and easier network solutions.

About tw telecom inc.
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.